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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Dated of earliest event reported):   February 4, 1999

                             Resource America, Inc.
             (Exact name of registrant as specified in its charter)

     Delaware                        0-4408                      72-0654145
(State of incorporation            (Commission                (I.R.S. Employer
or organization)                  File Number)               Identification No.)


              1521 Locust Street, 4th Floor Philadelphia, PA 19102
               (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:  (215) 546-5005


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Item 2.           Acquisition or Disposition of Assets

         Pursuant to a Stock Purchase Agreement (the "Agreement") dated December 15, 1998 (as amended), Fidelity Leasing, Inc. ("FLI") acquired all of the capital stock (the "JLA Stock") of JLA Credit Corporation ("JLA") from Japan Leasing (U.S.A.), Inc. ("Japan Leasing") for cash consideration of $38 million, including $5 million used to fund an escrow account (the "Closing Escrow Account") for the purposes of (i) satisfying an obligation of JLA to Barclays Bank and (ii) securing the obligation of Japan Leasing to reimburse FLI in the event of any breach of Japan Leasing's representations and warranties under the Agreement. The obligation owed to Barclay's Bank was satisfied by payment of $1 million from the Closing Escrow Account at closing.

         At the time of acquisition, JLA's assets were subject to approximately $305 million of outstanding debt obligations (excluding an additional $14 million of accounts payable and other current obligations). In connection with (and as a condition to) closing the acquisition of the JLA Stock, these obligations were partially refinanced as follows:

         1. $143 million of obligations owed to a consortium of Japanese banks was refinanced by a securitization loan from First Union Capital Markets Corp. The loan is secured by a pledge of certain JLA lease assets. In addition, the Company and FLI guaranteed the obligations of the borrower, a subsidiary of JLA, arising from any breach of any representation, warranty, covenant or agreement of the borrower contained in the loan documents.

         2. An additional $2.3 million of obligations owed to the bank consortium were repaid from funds in a pre-existing escrow account established for that purpose by JLA.

         3. An additional $8.7 million of obligations owed to the bank consortium were repaid directly by FLI.

         4. $6.7 million of obligations owed to Japan Leasing were assumed by FLI through delivery of its promissory note (the "FLI Note") to Japan Leasing. The FLI Note matures in five years and bears interest at 250 basis points above the 5-year Treasury rate for the first two years and at 400 basis points above the 5-year Treasury rate for the last three years. The FLI Note is secured by certain lease assets and guaranteed by the Company.

         At closing, Japan Leasing was unable to deliver complete lease files on certain of JLA's lease assets. As a consequence, the balance of the Closing Escrow Account ($4 million), after the payment to Barclays Bank, was paid to FLI. To the extent that any lease file is subsequently completed, FLI must pay 66.15% of the net investment value of such lease (calculated as of the time the file is completed) into the Closing Escrow Account. The maximum aggregate amount which can be paid to the Closing Escrow Account is approximately $4 million. The remaining 33.85% of the lease's net investment value will be applied to increase the outstanding principal balance of the FLI Note. The maximum aggregate amount by which the principal balance of the FLI Note can be increased is approximately $2.1 million. Any amounts in the Closing Escrow Account as of April 30, 1999 will be released to Japan Leasing, unless at that time FLI has an indemnification claim pending against Japan Leasing.



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         In determining the amount of consideration paid for the JLA Stock, FLI considered the book value of JLA's assets as well as the value of JLA as an ongoing business, among other factors.

         JLA underwrites, finances and services non-cancelable, full-payout equipment leases, generally involving equipment costing $25,000 to $500,000, for small- and medium-sized businesses. JLA originated leases with an aggregate original equipment purchase price of $181.0 million and $151.0 million during the years ended December 31, 1998 and 1997, respectively. As of December 31, 1998, JLA had a net investment in leases of $312.1 million.

Item 7.           Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired

                  The required financial statements will be filed with the Securities and Exchange Commission on or before April 20, 1999.

         (b)      Pro Forma Financial Information

                  The required pro forma financial information will be filed with the Securities and Exchange Commission on or before April 20, 1999.

         (c)      Exhibits

                  2.1 Stock Purchase Agreement, dated as of December 15, 1998, between Japan Leasing (U.S.A.), Inc. and Fidelity Leasing, Inc.

                           Omitted schedules:
                           Exhibit 1:  Accounting Policies
                           Seller Disclosure Letter
                           Exhibit 6.12(b):  Promissory Note
                           Exhibit 6.16:  Employee Escrow Agreement
                           Exhibit 7.1(g):  Consents
                           Exhibit 7.1(h):  Escrow Agreement
                           Exhibit 7.1(i):  Security Agreement
                           Exhibit 7.1(j): Assignment and Assumption of Interests in Receivables
                           Exhibit 7.2(j):  Skadden Arps opinion
                           Exhibit 7.2(p):  Secretary's Certificate

                  2.2 Amendment No. 1 to Stock Purchase Agreement, dated as of December 31, 1998



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                  2.3      Amendment No. 2 to Stock Purchase Agreement, dated as
                           of January 12, 1998

                  2.4 Amendment No. 3 to Stock Purchase Agreement, dated as of February 2, 1999

                           Omitted schedules:
                           Exhibit 4.28:  Seller Disclosure
                           Exhibit 6.12(b):  Promissory Note
                           Exhibit A:  Guarantee
                           Exhibit 7.1(i):  Security Agreement
                           Exhibit 7.2(j):  Skadden Arps opinion
                           Exhibit 7.2(r):  Minerva opinion
                           Exhibit 7.2(s):  Reiko Kasano opinion

                  2.5 Amendment No. 4 to Stock Purchase Agreement, dated as of January 3, 1999

                           Omitted schedules:
                           Schedule 2.4:  Leases without original documentation



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 RESOURCE AMERICA, INC.

                                                 By: /s/ Steven J. Kessler
                                                     -------------------------
                                                 Steven J. Kessler
                                                 Chief Financial Officer


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